Exhibit 99.1

CONTACT:	William George	675 Bering Drive, Suite 400
	Chief Financial Officer	Houston, Texas 77057
	713-830-9600	713-830-9600
713-830-9696

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA REPORTS FIRST QUARTER 2015 RESULTS

- Improved Earnings; Record First Quarter Free Cash Flow -

Houston, TX — April 29, 2015 — Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of commercial, industrial and institutional heating, ventilation and air conditioning (“HVAC”) services, today announced net income attributable to Comfort Systems USA of $5,066,000 or $0.13 per diluted share, for the quarter ended March 31, 2015, as compared to $375,000 or $0.01 per diluted share, for the quarter ended March 31, 2014.

Brian Lane, Comfort Systems USA’s President and Chief Executive Officer, said, “We are pleased to announce strong results for the first quarter of 2015, including much improved earnings and a 15% increase in revenue compared to the first quarter of 2014.  These improvements were achieved by our dedicated team members across the United States, and reflect solid execution combined with improving conditions in many of our markets.”

The Company reported revenue of $369,547,000 in the current quarter.  On a same-store basis, the Company reported revenue of $354,173,000 as compared to $321,381,000 in 2014.  The Company reported free cash flow of $16,998,000 in the current quarter, as compared to negative $12,449,000 in 2014.  Backlog as of March 31, 2015 was $718,031,000 as compared to $757,804,000 as of December 31, 2014.  On a same-store basis, backlog was $669,856,000 as of March 31, 2015 as compared to $612,335,000 as of March 31, 2014.

Mr. Lane concluded, “Our backlog is experiencing good underlying trends.  Although our backlog will fluctuate from quarter to quarter due to seasonality and the timing of projects, we currently anticipate gradual strengthening in our business activity levels.  We also benefitted from exceptionally strong cash flow, and are reporting our first positive first quarter free cash flow since 2003.  Overall, and especially in light of our results this quarter and our sense that our markets are gradually strengthening, we look forward to a profitable and successful 2015.”

As previously announced, the Company will host a webcast and conference call to discuss its financial results and position in more depth on Thursday, April 30, 2015 at 10:30 a.m. Central Time.  The call-in number for this conference call is 1-888-713-4205 and enter 60517038 as the passcode.  Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=P73E3WEAW.  The Company anticipates that an accompanying slide presentation will also be available under the Investor tab.  Pre-registrants will be issued a pin number to use when dialing in to the live call, which will provide quick access to the conference by bypassing the operator upon connection.  The call can also be accessed on the Company’s website at www.comfortsystemsusa.com under the Investor tab.  A replay of the entire call will be available until 11:59 p.m. Central Time, Thursday, May 7, 2015 by calling 1-888-286-8010 with the conference passcode of 57414871, and will also be available on our website on the next business day following the call.

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 90 locations in 85 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.

Certain statements and information in this press release may constitute forward-looking statements regarding our future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historic in nature. These forward-looking statements are based on the current expectations and beliefs of Comfort Systems USA, Inc. and its subsidiaries (collectively, the “Company”) concerning future developments and their effect on the Company. While the Company’s management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Company will be those that it anticipates. All comments concerning the Company’s expectations for future revenues and operating results are based on the Company’s forecasts for its existing operations and do not include the potential impact of any future acquisitions. The Company’s forward-looking statements involve significant risks and uncertainties (some of which are beyond the Company’s control) and assumptions that could cause actual future results to differ materially from the Company’s historical experience and its present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the use of incorrect estimates for bidding a fixed-price contract; undertaking contractual commitments that exceed the Company’s labor resources; failing to perform contractual obligations efficiently enough to maintain profitability; national or regional weakness in construction activity and economic conditions; financial difficulties affecting projects, vendors, customers, or subcontractors; the Company’s backlog failing to translate into actual revenue or profits; failure of third party subcontractors and suppliers to complete work as anticipated;  difficulty in obtaining or increased costs associated with bonding and insurance; impairment to goodwill; errors in the Company’s percentage-of-completion method of accounting; the result of competition in the Company’s markets; the Company’s decentralized management structure; material failure to comply with varying state and local laws, regulations or requirements; debarment from bidding on or performing government contracts; shortages of labor and specialty building materials; retention of key management; seasonal fluctuations in the demand for HVAC systems; the imposition of past and future liability from environmental, safety, and health regulations including the inherent risk associated with self-insurance; adverse litigation results; an increase in our effective tax rate; an information technology failure or cyber security breach; and other risks detailed in our reports filed with the Securities and Exchange Commission.

For additional information regarding known material factors that could cause the Company’s results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

— Financial tables follow —

Comfort Systems USA, Inc.

Consolidated Statements of Operations

For the Three Months Ended March 31, 2015 and 2014

(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	(unaudited)
	2015	%	2014	%
Revenue	$369,547	100.0%	$321,381	100.0%
Cost of services	304,859	82.5%	269,232	83.8%
Gross profit	64,688	17.5%	52,149	16.2%

SG&A	53,696	14.5%	50,385	15.7%
Gain on sale of assets	(176)	—	(133)	—
Operating income	11,168	3.0%	1,897	0.6%

Interest expense, net	(504)	(0.1)%	(325)	(0.1)%
Changes in the fair value of contingent earn out obligations	—	—	130	—
Other income (expense)	18	—	68	—
Income before income taxes	10,682	2.9%	1,770	0.6%

Income tax expense	3,793		692
Income from continuing operations	6,889	1.9%	1,078	0.3%

Loss from discontinued operations, net of income tax benefit of $— and $10	—		(15)
Net income including noncontrolling interests	6,889	1.9%	1,063	0.3%

Less: Net income attributable to noncontrolling interests	1,823		688
Net income attributable to Comfort Systems USA, Inc.	$5,066	1.4%	$375	0.1%

Income per share attributable to Comfort Systems USA, Inc.:
Basic—
Income from continuing operations	$0.14		$0.01
Loss from discontinued operations	—		—
Net income	$0.14		$0.01

Diluted—
Income from continuing operations	$0.13		$0.01
Loss from discontinued operations	—		—
Net income	$0.13		$0.01

Shares used in computing income per share:
Basic	37,281		37,582
Diluted	37,605		37,890

Note 1:  The diluted earnings per share data presented above reflects the dilutive effect, if any, of stock options and contingently issuable restricted stock which were outstanding during the periods presented.

Supplemental Non-GAAP Information — Adjusted Earnings Before Interests, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) — (Unaudited)

	Three Months Ended
	March 31,
	2015	%	2014	%

Net income including noncontrolling interests	$6,889		$1,063
Discontinued operations	—		15
Income taxes	3,793		692
Other expense (income), net	(18)		(68)
Changes in the fair value of contingent earn-out obligations	—		(130)
Interest expense, net	504		325
Gain on sale of assets	(176)		(133)
Depreciation and amortization	5,623		4,654
Adjusted EBITDA	$16,615	4.5%	$6,418	2.0%

Note 1:  The Company defines adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) as net income including noncontrolling interests, excluding discontinued operations, income taxes, other expense (income), net, changes in the fair value of contingent earn-out obligations, interest expense, net, gain on sale of assets, and depreciation and amortization.  Other companies may define Adjusted EBITDA differently. Adjusted EBITDA is presented because it is a financial measure that is frequently requested by third parties.  However, Adjusted EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, Adjusted EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Comfort Systems USA, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2015	2014
	(unaudited)

Cash and cash equivalents	$38,892	$32,064
Accounts receivable, net	306,864	303,575
Costs and estimated earnings in excess of billings	31,300	27,620
Assets related to discontinued operations	176	176
Other current assets	45,574	49,757
Total current assets	422,806	413,192
Property and equipment, net	55,640	55,759
Goodwill	143,569	140,341
Identifiable intangible assets, net	46,012	45,666
Other noncurrent assets	10,777	10,792
Total assets	$678,804	$665,750

Current maturities of long-term debt	$—	$—
Current maturities of long-term capital lease obligations	299	317
Accounts payable	109,478	106,211
Billings in excess of costs and estimated earnings	82,306	77,446
Liabilities related to discontinued operations	263	263
Other current liabilities	100,475	98,400
Total current liabilities	292,821	282,637
Long-term debt	37,000	39,500
Long-term capital lease obligations	463	529
Other long-term liabilities	21,333	21,691
Total liabilities	351,617	344,357
Comfort Systems USA, Inc. stockholders’ equity	310,293	306,281
Noncontrolling interests	16,894	15,112
Total stockholders’ equity	327,187	321,393
Total liabilities and stockholders’ equity	$678,804	$665,750

Selected Cash Flow Data (in thousands):

	Three Months Ended
	March 31,
	(unaudited)
	2015	2014
Cash provided by (used in):
Operating activities	$20,415	$(8,784)
Investing activities	$(8,767)	$(7,665)
Financing activities	$(4,820)	$5,045

Free cash flow:
Cash from operating activities	$20,415	$(8,784)
Purchases of property and equipment	(3,623)	(3,882)
Proceeds from sales of property and equipment	206	217

Free cash flow	$16,998	$(12,449)

Note 1:  Free cash flow is defined as cash flow from operating activities less customary capital expenditures, plus the proceeds from asset sales.  Other companies may define free cash flow differently.  Free cash flow is presented because it is a financial measure that is frequently requested by third parties.  However, free cash flow is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, free cash flow should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.